Exhibit 10.65

Basic Loan Agreement

LY Corporation (“LY”) and PayPay Card Corporation (“PPCD”) enter into the following Loan Agreement (this “Agreement”).

Article 1 Master Agreement

1.	This Agreement applies to all individual loan agreements entered into between LY and PPCD pursuant to the provisions of Article 3 (each an “Individual Agreement”).

2.

If there is any discrepancy between the provisions of an Individual Agreement and this Agreement, the relevant provisions of the Individual Agreement do not apply, and the relevant provisions of this Agreement shall prevail.

Article 2 Terms of Lending

1.	LY shall, pursuant to the terms set out in Paragraph 2 below, make multiple loans to PPCD, and PPCD shall receive those loans,

2.	The loan terms applicable to this to this Agreement and every Individual Agreement are as follows.

(1)	Credit Limit

The credit limit is 45 billion yen. If the cumulative loan amount reaches this limit, LY will not make any new loans even if PPCD repays all or part of the loaned amount.

(2)	Use of Funds

The funds will be used for business investment (including working capital and financing provided to PayPay Corporation for business investments by that company). PPCD shall not use the funds for any other purpose.

(3)	Loan Period

From the formation date of the Individual Agreement to the expiration date of this Agreement.

(4)	Method of Loan Payment

The loan amount will be paid by wire transfer to the financial institution account designated by PPCD. LY shall bear any transfer fees and other costs associated with that payment.

(5)	Interest Rate

The rate specified in the Individual Agreement.

(6)	Interest

The final balance of the loan each day × interest rate × number of days ÷ 365, rounded down to the nearest whole number. The number of days is inclusive of both the starting and ending dates.

(7)	Interest Payment

Interest will be paid by wire transfer to the financial institution account designated by LY (the “LY Designated Account”) on the interest payment date specified in the Individual Agreement. PPCD shall bear any costs relating to transfer fees and other expenses associated with that payment.

If an interest payment date falls on a bank holiday, the payment shall be brought forward to the preceding bank business day.

(8)	Loan Repayment Date

The date specified in the Individual Agreement.

(9)	Loan Repayment Method

Payment shall be by wire transfer to the LY designated bank account. PPCD shall bear any transfer fees and other costs associated with that payment.

(10)	Prepayment

Notwithstanding the provisions of the preceding paragraph, PPCD may waive the benefit of time and repay all or part of the loan. However, that repayment and the terms of any subsequent repayments must be discussed in advance with LY.

(11)	Damages

If PPCD defaults on a repayment of the loan or an interest payment, PPCD shall pay damages at the rate of 14.6% per annum on the amount due (based on a 365-day year and rounded down to the nearest whole number).

Article 3 Individual Agreement

1.	The loan amount, interest rate, loan repayment date, interest payment dates, and other terms of each loan from LY to PPCD not provided for herein will be provided for in the Individual Agreement.

2.

An Individual Agreement will be formed when PPCD makes an application using the a separately attached drawdown application form in accordance with Paragraph 3 and LY makes payment in accordance with Paragraph 4.

3.

PPCD shall apply to LY for an Individual Agreement by attaching a PDF file of the drawdown application form bearing the name and seal of a person authorized to apply for a loan under this Agreement by e-mail at least 10 business days before the desired drawdown date (which shall be a business day of LY). The sender and receiver of an application for an Individual Agreement are the people specified below, and any application sent or received by a person other than those specified below is invalid.

Sender (PPCD): General Manager, Finance and Accounting Department, Finance and Accounting Division

Receiver (LY): General Manager, Finance Department, Investment and Finance Management Division

4.

In response to a drawdown loan application under the preceding paragraph, LY may determine whether to make a loan and the loan amount at its discretion. Where LY decides to make the loan, LY shall pay the loan amount, which shall be determined by LY, through the method specified in Article 2, Paragraph 2, Item 4, by the desired drawdown date indicated in the drawdown application set forth in the preceding paragraph. An Individual Agreement shall be formed for the amount paid by LY.

5.

If LY does not pay all or part of the desired loan amount by the desired drawdown date indicated in the drawdown application, LY will be deemed to have rejected PPCD’s application to the extent of the amount not paid, and the application will cease to be effective with respect to that amount.

Article 4 Provision of Collateral

If requested by LY, PPCD shall provide to LY the collateral requested by LY for the payment obligations under the agreements between the parties (not limited to this Agreement and the Individual Agreements).

Article 5 No Transfer of Rights and Obligations

PPCD shall not transfer to a third party or provide as security all or part of its rights and obligations arising from its position under this Agreement, or an Individual Agreement, without the prior written consent of LY.

Article 6 Elimination of Antisocial Forces

1.

PPCD represents and covenants that it and the following persons (collectively, “Officers and Employees”) do not currently, and covenants that they will not in the future, constitute an organized crime group, member of an organized crime group, person who was an organized crime group member within the last five years, associate member of an organized crime group, company or organization affiliated with an organized crime group or a person belonging thereto, shareholder meeting extortionist (sokaiya), corporate extortionist acting under the guise of a social movement or political activity (shakai undo / seiji katsudo hyobo goro), or organized crime group with special expertise (tokushu chino boryoku shudan) (including persons with a symbiotic relationship therewith and persons equivalent thereto) collectively, an “Antisocial Force”):

(i)

a special interested party of PPCD (meaning an officer or an officer’s spouse or relative by blood within the second degree of kinship, a company of which a majority of the voting rights are held by such a person, or a related company or an officer of a related company);

(ii)	a material employee of PPCD;

(iii)	a major shareholder or major trading partner of PPCD; or

(iv)	in addition to the persons listed in the preceding items, a person who has substantial control over or influence on the management of PPCD.

2.	Either party covenants that they themselves and their own Officers and Employees do not themselves or through a third party carry out acts that fall under any of the following items:

(i)	making violent demands;

(ii)	making unjust demands that exceed the legal liability of that demand’s recipient;

(iii)	using threatening behavior or language or force in relation to a transaction;

(iv)	damaging the credibility of the other party by spreading rumors or using fraudulent means or force, or obstructing the business of the other party; or

(v)	other acts equivalent to the preceding items.

3.

Both parties covenant that they themselves and their Officers and Employees do not carry out and have not carried out any of the following acts as of the execution of this Agreement and during the past five years:

(i)	using Antisocial Force;

(ii)	having involvement with an Antisocial Force group, such as by providing funds or conveniences; or

(iii)	having a relationship with an Antisocial Force that should be socially censured.

4.

If the other party or its Officers and Employees are discovered to have breached a representation or covenant set forth in Paragraph 1 through Paragraph 3 or to have made a false statement in relation to such representation or covenant, LY and PPCD may, without any prior notice or demand for cure, immediately suspend performance of its obligations under or terminate all or part the agreements with the other party, including this Agreement and all agreements incidental thereto (collectively, the “Contracts”), without bearing any liability whatsoever.

5.

All obligations of either party to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in their entirety and in cash if it or its Officers and Employees are discovered to have breached the representations and covenants set forth in Paragraphs 1 through 3 or to have made a false statement in relation to such representations or covenants.

6.

In the event of suspension of performance of obligations or termination of agreement (“Termination”) in accordance with Paragraph 4, the party against whom the Termination was carried out shall make no claim whatsoever against the party carrying out the Termination. If the party carrying out the Termination incurs any damage as a result of the Termination, the party against whom the Termination was carried out shall indemnify the other party for such damage.

Article 7 Termination for Cause; Acceleration

1.

All of PPCD’s obligations to LY (not limited to obligations under this Agreement or an Individual Agreement) will be automatically accelerated and PPCD shall immediately pay LY the full amount of the obligations in cash if PPCD falls under any of the following items:

(1)	fails to perform all or part of this Agreement, an Individual Agreement, or any other agreement between LY and PPCD;

(2)

is the subject of an order for attachment, provisional attachment, or auction, disposition of delinquent tax, or other disposition by a public authority, or a petition for bankruptcy, civil rehabilitation, corporate reorganization, or other legal proceedings. However, this excludes attachment or provisional attachment based on a claim for return of overpayment;

(3)	is the subject of a disposition by a supervisory authority suspending its operations or revoking its business license or business registration;

(4)

resolves in favor of a capital reduction, abolishment or change of business, or dissolution (including dissolution pursuant to laws and ordinances), or begins liquidation proceedings or Private Arrangement Procedure

(5)	dishonors a negotiable instrument or check, or otherwise becomes insolvent or suspends payments;

(6)	ceases to be a subsidiary (defined in Article 2, Item 3 of the Companies Act) of LY, or undergoes a change in major shareholder or management;

(7)	there are other reasonable grounds to believe that there has been a significant change in the credit standing of PPCD; or

(8)	significantly breaches a law or ordinance.

2.

LY may immediately suspend performance of its obligations under or terminate all or part of this Agreement, any Individual Agreement, or any other agreement between LY and PPCD, without prior notice or demand for cure to PPCD, if PPCD falls under any item of the preceding paragraph.

3.	An agreement termination under this Article does not preclude LY from claiming damages against PPCD.

Article 8 Term

1.	This Agreement will take effect from its execution date and is effective until March 29, 2030.

2.

If any outstanding obligations exist when this Agreement or an Individual Agreement ends, this Agreement or the Individual Agreement will continue to apply with respect to those obligations until performance is completed.

Article 9 Survival

Article 6 (Elimination of Antisocial Forces), Paragraph 3, Article 7 (Termination for Cause; Acceleration), Paragraph 3, Article 8 (Term), Paragraph 2, this Article (Survival), and Article 10 (Jurisdiction) will remain in effect after this Agreement ends.

Article 10 Jurisdiction

Depending on the amount in dispute, the Tokyo District Court has exclusive jurisdiction over litigation in connection with the rights and obligations that arise under this Agreement and the Individual Agreements.

Article 11 Burden of Costs

PPCD shall bear the costs of preparation of this Agreement and the Individual Agreements, and other costs associated with this Agreement and the Individual Agreements.

No further text on this page.

In witness whereof, this Agreement is prepared in one original and, upon the affixing of LY and PPCD’s name and seal, LY shall retain the original, or this Agreement is prepared as an electromagnetic record, and after agreement by LY and PPCD, each party shall sign electronically and retain an electromagnetic record.

December 24, 2024

LY	1-3 Kioicho, Chiyoda-ku, Tokyo

LY Corporation

Takeshi Idezawa, Representative Director

PPCD	1-3 Kioicho, Chiyoda-ku, Tokyo

PayPay Card Corporation

Tomoaki Tanida, Representative Director

(Exhibit: Form)

[Year][Month][Day]

To: LY Corporation

Drawdown Application

         1-3 Kioicho, Chiyoda-ku, Tokyo

        PayPay Card Corporation

                Representative Director  Tomoaki Tanida

We request to borrow money in accordance with the provisions of the Basic Loan Agreement (the “Basic Agreement”) dated [Month] [Day], 2024 between your company and our company.

Desired drawdown date	[Month] [Day], [Year]

Desired loan amount	JPY [ ]

Repayment date

      [Month] [Day], [Year]         (the date corresponding to two years after the desired drawdown date; provided, however, that if such date is later than March 29, 2030, the repayment date will be March 29, 2030)

Unless LY notifies PPCD in writing no later than one month prior to the repayment date that it will not extend the repayment date, the repayment date will be automatically extended for two years, and the same will apply thereafter. However, such extensions will be until March 29, 2030, and if the extended repayment date is later than March 29, 2030, the repayment date will be March 29, 2030. If the initial repayment date is March 29, 2030, such extension will not apply.

Interest rate

[___]% fixed

(LY Corporation’s average financing interest rate for the [__] accounting period of [__]% + 0.1% spread)

However, if there is an automatic extension of the repayment date, the interest rate on and after the day after the repayment date before the extension shall be “LY Corporation’s most recent end-of-period average financing rate as of the day after the repayment date before the extension + 0.1% spread,” and the interest rate will be revised pursuant to this proviso for each automatic extension thereafter.)

Interest payment date	Each month’s interest shall be calculated as of the last day of the month, with the end of the month in which the loan commences as the first calculation date, and payment shall be made by the end of the following month. However, if an interest payment date falls on a bank holiday, that interest payment date shall be brought forward to the preceding bank business day.